Exhibit 23.1

Consent of Odenberg Ullakko Muranishi & Co. LLP, Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 30, 2007 relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/    Odenberg Ullakko Muranishi & Co. LLP

San Francisco, California
May 9, 2007